Exhibit 21


SUBSIDIARIES OF THE VALSPAR CORPORATION


The following are wholly-owned subsidiaries of The Valspar Corporation. Where the name of the subsidiary includes the "Valspar" name, that subsidiary does business under the Valspar corporate name:

                                                          State of Incorporation
                                                          ----------------------

   Engineered Polymer Solutions, Inc.                        Delaware
   Plasti-Kote Co., Inc.                                     Ohio
   Valspar Coatings Finance Corporation                      Minnesota
   Valspar Finance Corporation                               Minnesota
   Valspar Inc.                                              Canada
   Valspar Refinish, Inc.                                    Mississippi
   The Valspar (Australia) Corporation Pty Limited           Australia
   The Valspar (France) Corporation, S.A.                    France
   The Valspar (France) Corporation, S.A.S.                  France
   The Valspar (Germany) GmbH                                Germany
   The Valspar (H.K.) Corporation Limited                    Hong Kong
   Valspar Mexicana, S.A. de C.V.                            Mexico
   Valspar Rock Co., Ltd.                                    Japan
   The Valspar (Singapore) Corporation Pte Ltd               Singapore
   The Valspar (South Africa) Corporation (Pty) Ltd.         South Africa
   The Valspar (UK) Corporation, Limited                     United Kingdom
   The Valspar (Vernicolor) Corporation AG                   Switzerland

Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.